Exhibit 99.1

enabling tomorrow’s technologies™
355 South Technology Drive, Central Islip, New York 11722 | T 631.981.7081 | F 631.981.7095 | info@cvdequipment.com

CVD Reports 2018 Results

CENTRAL ISLIP, N.Y., (Business Wire) – April 01, 2019 - CVD Equipment Corporation (NASDAQ: CVV), a leading provider of chemical vapor deposition systems and materials, today announced financial results for the quarter and the year ended December 31, 2018.

CVD annual revenue was $24.3 million in 2018 as compared to $41.1 million in 2017, a decrease of $16.8 million or 40.8%. Fourth quarter revenue was $4.7 million in 2018 as compared to $9.8 million in 2017, a decrease of $5.1 million or 51.9%.

Net loss for the year totaled $5.2 million, or $0.80 per diluted share, compared to a net profit of $5.3 million or $.82 per diluted share in the prior year. Fourth quarter 2018 net loss was $1.9 million, or $.29 per diluted share, as compared to net income of $1.6 million, or $.24 diluted share in the prior year period.

While 2018 year-end backlog of approximately $3 million is down from year-end 2017, the Company has received new orders in excess of $6 million in the first quarter of 2019. As a result of the time required to complete these orders, we anticipate revenue in the first two quarters of 2019 may approximate the revenue in the last two quarters of 2018 and therefore the Company expects to report operating losses in the first two quarters of 2019. The Company’s return to profitability will be dependent upon, among other things, the receipt of new equipment orders and the ramp up of the materials business, as well as managing its planned expenditures and operating expenses, including its ability to sublet a portion of the new facility.

“2018 was a transitional year for CVD. After completing a large contract with a major customer, the Company has accelerated its focus on the materials business. During 2018, the Company invested $2.5 million in building improvements and machinery related to CVD Materials and incurred additional expenses in connection with our recently acquired facility in Central Islip, New York. We anticipate operations at the new facility will commence at the end of the second quarter or during the third quarter of 2019. During 2019, we will continue to invest in further building improvements and machinery to accelerate and diversify our business into the materials market. With the building and machinery components nearing completion, this will allow us to enhance our marketing efforts by showcasing our operations with new and existing customers. The expanded materials operations this year will enhance our capabilities in providing i) corrosion resistant coatings through our Tantaline® subsidiary for medical, pharma, oil and gas applications, ii) sensors through our MesoScribe™ subsidiary for aerospace and turbine applications, and iii) through our CVD Materials subsidiary for carbon composite materials for medical applications, substrate materials for the electronics industry and further expansion into other coatings for aerospace, medical, and industrial applications,” said Leonard Rosenbaum, President and Chief Executive Officer.

The Company will hold a conference call to discuss its results today at 4:30 pm (Eastern Time). To participate in the live conference call, please dial toll free (877) 407-2991 or International (201) 389-0925. A telephone replay will be available for 7 days following the call. To access the replay, dial (877) 660-6853 or international (201) 612-7415. The replay passcode is 13689251. A live and archived webcast of the call is also available on the company’s website at www.cvdequipment.com/events.

www.cvdequipment.com | www.cvdmaterialscorp.com | www.stainlessdesign.com

enabling tomorrow’s technologies™

About CVD Equipment Corporation

CVD Equipment Corporation (NASDAQ: CVV) designs, develops, and manufactures a broad range of chemical vapor deposition, gas control, and other state-of-the-art equipment and process solutions used to develop and manufacture materials and coatings for research and industrial applications. This equipment is used by its customers to research, design, and manufacture these materials or coatings for aerospace engine components, medical implants, semiconductors, solar cells, smart glass, carbon nanotubes, nanowires, LEDs, MEMS, and other applications. Through its application laboratory, the Company provides process development support and process startup assistance with the focus on enabling tomorrow’s technologies™. It’s wholly owned subsidiary CVD Materials Corporation provides advanced materials and metal surface treatments and coatings to serve demanding applications in the electronic, biomedical, petroleum, pharmaceutical, and many other industrial markets.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by CVD Equipment Corporation) contains statements that are forward-looking. All statements other than statements of historical fact are hereby identified as “forward-looking statements, “as such term is defined in Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking information involves a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated by management. Potential risks and uncertainties include, among other factors, conditions, success of CVD Equipment Corporation’s growth and sales strategies, the possibility of customer changes in delivery schedules, cancellation of orders, potential delays in product shipments, delays in obtaining inventory parts from suppliers and failure to satisfy customer acceptance requirements.

For further information about this topic please contact:

Gina Franco

Phone: (631) 981-7081

Fax: (631) 981-7095

Email: investorrelations@cvdequipment.com

CVD EQUIPMENT CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

For the Three Months and Twelve Months Ended December 31, 2018 and 2017

(In thousands)

	Three Months Ended		Twelve months
	2018	2017	2018	2017
Revenue	$4,717	$9,817	$24,334	$41,129
Gross profit	357	4,416	5,178	17,600
Operating expenses	2,289	2,634	10,433	10,381
Operating (loss) income	(1,932)	1,782	(5,255)	7,219
Net (loss) income	(1,926)	1,585	(5,201)	5,261
Diluted (loss) earnings per share	$(0.29)	$0.24	$(0.80)	$0.82

www.cvdequipment.com | www.cvdmaterialscorp.com | www.stainlessdesign.com

enabling tomorrow’s technologies™

Condensed Consolidated Balance Sheets

As of December 31, 2018 and 2017

(In thousands)

	2018	2017
Assets
Current Assets
Cash and cash equivalents	$11,439	$14,211
Accounts receivable, net	4,065	2,059
Contract assets	1,358	8,397
Inventories, net	1,862	2,966
Other current assets	723	167
Total Current Assets	$19,447	$27,800
Property, plant and equipment, net	30,403	28,839
Other assets	2,665	2,339
Total Assets	$52,515	$58,978

Liabilities and Stockholders' Equity
Current Liabilities	$4,071	$5,419
Total Long-Term Liabilities	12,052	12,905
Total Stockholders’ Equity	36,392	40,654
Total Liabilities and Stockholders’ Equity	$52,515	$58,978

CVD Earnings release should be read in conjunction with Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2018

www.cvdequipment.com | www.cvdmaterialscorp.com | www.stainlessdesign.com
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